Exhibit 8.1
Subsidiaries of Azul S.A.
The following chart lists each of our subsidiaries which we owned, directly or indirectly, as of the date of this annual report:

Entities	Country of incorporation

Azul Linhas Aéreas Brasileiras S.A. (ALAB)	Brazil
IntelAzul S.A. (formerly Tudo Azul S.A.)	Brazil
Azul Conecta Ltda. (formerly TwoTaxi Aéreo Ltda.) (a)	Brazil
ATS Viagens e Turismo Ltda.	Brazil
Cruzeiro Participações S.A	Brazil
Azul Investments LLP	USA
Azul SOL LLC	USA
Azul Finance LLC	USA
Azul Finance 2 LLC	USA
Blue Sabiá LLC	USA
Canela Investments LLC	USA
Canela Turbo Three LLC	USA
Azul Saíra LLC (b)	USA
ATSVP — Viagens Portugal, Unipessoal LDA (c)	Portugal

(a)Subsidiary acquired on May 14, 2020.
(b)Subsidiary incorporated on December 7, 2020.
(c)Subsidiary acquired in March 2023.
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